Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Essex Corporation of our report dated May 24, 2004 with respect to the balance sheets of Performance Group, Inc. as of December 26, 2003 and December 27, 2002 and the related statements of operations and retained earnings, and cash flows for the fifty-two week period then ended appearing in the Form 8-K/A of Essex Corporation dated September 3, 2004, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

November 9, 2004